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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

THE CARBIDE/GRAPHITE GROUP, INC. REPORTS EXTENSION OF BANK AGREEMENT WAIVER

         Pittsburgh, Pennsylvania - September 7, 2001 - The Carbide/Graphite Group, Inc. (NASDAQ NNM: CGGI) reported today that the bank group under its $135 million revolving credit facility (the "Bank Group") has extended the expiration date of a previously-issued waiver related to the Company's non-compliance with certain financial covenants during its fiscal year ended July 31, 2000. Such waiver has been extended until September 14, 2001.

         The Company continues to negotiate with affiliates of Questor Management Company ("Questor") and the Bank Group to reach agreement on an alternate transaction whereby Questor would invest $65 million and the Bank Group would restructure their loans. However, based on the current status of the negotiations, the Company cannot assess the impact of any such transaction or other alternatives on any of the Company's constituencies at this time.

         The Carbide/Graphite Group, Inc. is a leading manufacturer of industrial graphite and calcium carbide products with manufacturing facilities in St. Marys, Pennsylvania; Niagara Falls, New York; Louisville and Calvert City, Kentucky; and Seadrift, Texas.

         Note: This release contains forward-looking statements that are based on current expectations, estimates and projections about the industries in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and are subject to the safe harbor created thereby. These statements are based on a number of assumptions that could ultimately prove inaccurate and, therefore, there can be no assurance that such statements will prove to be accurate. There can be no assurance that the Company, Questor and the Bank Group will reach agreement on any alternative transaction or restructuring. Other risks and uncertainties are detailed in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.